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                                                                   Exhibit 10.10


                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of June 21, 2004 (the "Effective Date"), by and among Micron Holdings, Inc., a Delaware corporation (the "Company"), Autocam Corporation, a Michigan corporation ("Autocam"), Titan Holdings Inc., a Delaware corporation ("Titan") and John C. Kennedy (the "Executive").

            WHEREAS, the Company, Titan, and Micron Merger Corporation, a Delaware corporation and a wholly owned subsidiary of the Company ("Acquisition Sub"), have entered into an Agreement and Plan of Merger, dated as of May 1, 2004 (the "Merger Agreement"), pursuant to which, at the Effective Time (as defined in the Merger Agreement), Acquisition Sub shall merge with and into Titan (the "Merger");

            WHEREAS, the Executive is currently serving as the President of Titan and the Chief Executive Officer of Autocam;

            WHEREAS, the Company desires to enlist the services of the Executive as Chairman, Chief Executive Officer and President of the Company, Titan and Autocam following the Effective Time, and the Executive is willing to serve as Chairman, Chief Executive Officer and President of the Company, Titan and Autocam on the terms and conditions set forth herein; and

            WHEREAS, the Company and the Executive desire to formalize the terms and conditions of the Executive's employment pursuant to this Agreement;

            NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

            1. Employment Term. Subject to Section 5 hereof, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and expiring on the third anniversary of the Effective Date; provided, that on the third anniversary of the Effective Date and on each anniversary of such date (each, an "Extension Date"), the Employment Term shall be automatically extended for an additional one-year period unless the Company or the Executive provides the other party hereto with ninety (90) days' prior written notice before the next Extension Date that the Employment Term shall not be so extended (such period of employment hereunder, the "Employment Term").

            2. Title; Duties; Place of Employment. During the Employment Term, the Executive shall serve as Chairman, Chief Executive Officer and President of the Company, Titan and Autocam. In such capacities, the Executive shall perform such duties, services and responsibilities as are commensurate with the Executive's position, as well as such duties, services and responsibilities on behalf of the Company and its subsidiaries and affiliates (collectively, the "Company Affiliated Group"), in each case as may be determined from time to time by the Board of Directors of the Company (the "Board"). In performing such duties hereunder, the Executive shall report directly to the Board. The Executive shall devote his

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business time, attention and skill to the performance of the Executive's duties, services and responsibilities hereunder and shall promote the businesses and interests of the Company Affiliated Group; provided, that the Executive may devote business time to (i) continue to be involved in those business ventures set forth on Exhibit A hereto, (ii) become involved in such other business ventures as are approved by the Board, (iii) engage in charitable and community activities and (iv) manage personal and family investments and affairs, so long as any activities of the Executive which are within the scope of the foregoing clauses (i), (ii), (iii) or (iv) do not interfere in any material respect with the performance of the Executive's duties hereunder. The Executive's principal place of employment shall be the headquarters of Autocam on the Effective Date, except for travel as reasonably required by the Company and consistent with the Executive's business travel requirements with Autocam prior to the Effective Date.

            3. Compensation. During the Employment Term, in full consideration of the performance by the Executive of the Executive's obligations hereunder to the Company and the other members of the Company Affiliated Group, the Company shall cause the Executive to be paid the following compensation:

            (a) Base Salary. The Executive shall receive a base salary at an annual rate of $500,000 (the "Base Salary"). The Base Salary shall be payable in accordance with normal payroll practices in effect from time to time, but not less than monthly. The Base Salary shall be reviewed periodically by the Company for increase (but not decrease), and the term "Base Salary" shall include any such increase.

            (b) Annual Bonus. For each calendar year ending during the Employment Term (pro rata for partial calendar years), the Company shall provide the Executive with the opportunity to earn a target annual performance bonus equal to 60% of his Base Salary (the "Target Bonus"). The performance goals shall be as reasonably agreed to by the Executive and the Company within thirty days after the beginning of each calendar year (thirty days after the Effective Date for 2004) and shall be based upon the Company's business plan as approved by the Board for the applicable year.

            4. Benefits.

            (a) During the Employment Term, the Executive shall be entitled to
(i) participate in such employee and fringe benefit plans, policies, programs and arrangements of the Company Affiliated Group as are made available to senior management of the Company from time to time (the "Benefit Plans") and (ii) reimbursement for reasonable business expenses incurred by the Executive in accordance with the Company's expense reimbursement policy as in effect from time to time.

            (b) During each calendar year during the Employment Term (pro rata for partial calendar years), the Executive shall also be entitled to paid vacation of not less than four weeks in accordance with the Company's vacation policy and a sabbatical pursuant to the Company's sabbatical program, each as in effect from time to time.


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            (c) The Company shall forgive all of the loans owing by the
Executive to the Company under the split dollar insurance policies listed on Exhibit B hereto (the "Policies") and the promissory notes and all other documentation representing any repayment obligation of Executive to the Company with respect to such loans and the Policies shall be cancelled immediately following the Effective Time and delivered to Executive on the Effective Date. Effective as of the Effective Date, the Executive shall be responsible for making all future premium payments under the Policies.

            5. Termination.

            (a) The Employment Term and, unless the parties agree otherwise, the Executive's employment with the Company shall terminate upon the expiration of the Employment Term or upon the earlier occurrence of any of the following events (the date of termination, the "Termination Date"):

               (i) The death of the Executive.

               (ii) The termination of the Executive's employment by the Company for Cause. For purposes of this Agreement, "Cause" shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties on behalf of the Company or any member of the Company Affiliated Group (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance has been delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, (ii) willful misconduct or gross negligence by the Executive which is demonstrably and materially injurious to the Company or any member of the Company Affiliated Group (including, without limitation, the Executive's breach of Section 7 hereof) or (iii) the Executive is convicted of, or has entered a plea of nolo contendere to, (x) a felony (other than a traffic violation) or (y) any crime (whether or not a felony) involving dishonesty, fraud, embezzlement or breach of trust. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive's part shall be deemed "willful" or "grossly negligent" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company, and (y) the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board at such meeting), finding in good faith that the Executive has committed Cause as set forth in such clauses and specifying the circumstances constituting Cause.

               (iii) The termination of the Executive's employment by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                  (a) a material breach by the Company of this Agreement;

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                  (b) the assignment of duties or responsibilities to the
Executive that are inconsistent with the Executive's position as Chairman, Chief Executive Officer and President of each of the Company, Titan and Autocam or a material diminution in the nature or status of the Executive's responsibilities as Chairman, Chief Executive Officer and President of each of the Company, Titan and Autocam;

                  (c) the relocation of the headquarters of Autocam by more than thirty-five miles or the relocation of the Executive's principal place of employment to a location other than the headquarters of Autocam;

                  (d) (x) a reduction in the Executive's Base Salary or Target Bonus or (y) the failure of the Company to provide the Executive with or cause the Executive to be provided with employee benefits (other than paying premiums in respect of split dollar life insurance) that are substantially comparable to those provided to the Executive on the Effective Date other than, in the case of clause (y), across-the-board reductions applicable to all executives of the Company;

                  (e) the failure of the Company to require any successor (as contemplated in Section 12) to assume this Agreement, except where such assumption occurs by operation of law; or

                  (f) delivery to the Executive by the Company of a notice of non-extension of the Employment Term.

provided, however, that the Executive must provide the Company with notice within thirty days following the first date on which the Executive knows or should reasonably know of the occurrence of an event or action constituting Good Reason and the Company shall have fifteen days to cure such event or action.

               (iv) The termination of the Executive's employment by the Company by reason of the Executive's Disability. For purposes of this Agreement, "Disability" shall have the meaning under the long-term disability plan applicable to the Executive, as in effect from time to time, or, if no such plan is in effect, shall mean that (i) the Executive has been unable to perform the Executive's duties, services and responsibilities hereunder by reason of a physical or mental infirmity for 180 consecutive days or a total of 210 days in any twelve month period during the Employment Term, and (ii) a physician selected by the Company and the Executive or the Executive's legal representative has determined that the Executive is totally and permanently disabled. In the event that the Executive and the Company cannot agree as to a physician to make such a determination, each shall appoint a physician and those two (2) physicians shall select a third who shall make such determination in writing.


               (v) The termination of the Executive's employment by the Company without Cause.

            (b) In the event of termination of the Executive's employment for any reason other than death or Disability, the Executive agrees to be reasonably available to consult with members of the Company Affiliated Group with respect to matters arising out of the Executive's

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employment hereunder.

            (c) Upon termination of the Executive's employment for any reason, the Executive shall be deemed to have resigned from all positions (as an employee, officer or director) with each member of the Company Affiliated Group; provided, however, that nothing in this Section 5(c) shall be deemed to affect rights that the Executive may have pursuant to the Stockholders' Agreement by and among the Company, the Executive, the GSCP Parties (as defined therein) and the TRP Parties (as defined therein), dated as of June 21, 2004 (the "Stockholders' Agreement") (including, without limitation, the right to designate one or more individuals to serve on the Board and the Executive (or his designee(s)) shall not be deemed to have resigned from any position of director as to which the Executive is entitled to designate such director thereunder).

            (d) Notice of the Executive's termination of employment by the Executive or by the Company shall be provided by means of a written notice of termination of the Executive's employment, signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason, Disability or Cause shall not serve to waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder. A notice of termination shall provide for at least thirty days between the date that such notice is delivered and the Termination Date specified therein, provided, that so long as the Company has complied with the last sentence of Section 5(a)(ii) hereof, a notice of termination by the Company for Cause may provide for a shorter period or no period between the date that such notice is delivered and the Termination Date specified therein.

            6. Termination Payments.

            (a) If the Executive's employment with the Company terminates for any reason, the Company shall cause the Executive to be paid, within five business days following the Termination Date, in a single lump sum in cash, (x) any earned and unpaid Base Salary as of the Termination Date, (y) reimbursement of any unreimbursed business expenses properly incurred on or prior to the Termination Date and (z) such other benefits to which the Executive may be entitled as a terminated employee under the Benefit Plans (the "Accrued Compensation").

            (b) (i) If during the Employment Term (x) the Executive terminates his employment with the Company for Good Reason pursuant to Section 5(a)(iii)(a), (b), (c), (d), or (e) hereof or (y) the Company terminates the Executive's employment without Cause pursuant to Section 5(a)(v) hereof, the Company shall cause the Executive to be paid, within five business days following the Termination Date, in a single lump sum in cash, (1) an amount equal to 1.5 times the sum of the Executive's Base Salary and Target Bonus, in each case as in effect

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immediately prior to the Termination Date and (2) an amount equal the Target
Bonus as in effect immediately prior to the Termination Date multiplied by a fraction, the numerator of which is the number of days elapsed from the beginning of the calendar year in which the termination occurs through the Termination Date and the denominator of which is 365.

               (ii) If during the Employment Term the Executive terminates his employment with the Company for Good Reason pursuant to Section 5(a)(iii)(f) hereof, the Company shall cause the Executive to be paid, within five business days following the Termination Date, in a single lump sum in cash, (1) the sum of the Executive's Base Salary and Target Bonus, in each case as in effect immediately prior to the Termination Date and (2) the Target Bonus as in effect immediately prior to the Termination Date multiplied by a fraction, the numerator of which is the number of days elapsed from the beginning of the calendar year in which the termination occurs through the Termination Date and the denominator of which is 365.

            (c) Notwithstanding any other provision of this Agreement (but subject to Section 20 hereof), no Severance Payment shall become payable under this Agreement, taking into account Section 6(d) hereof, unless and until the Executive executes a general release of claims substantially in the form attached as Exhibit C hereto. The Severance Payment shall constitute the exclusive payments in the nature of severance or termination pay which shall be due to the Executive upon a termination of employment without Cause or for Good Reason and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by any member of the Company Affiliated Group; provided, that nothing in this Agreement shall be construed to enlarge or diminish the rights of the Executive or the Company applicable upon and following the Executive's termination of employment under any other agreement to which they are parties, including, without limitation, the Stockholders' Agreement. The Executive shall have no obligation to mitigate any amounts payable to the Executive under this Agreement, whether by seeking employment or otherwise, and the amount of any payment or benefit due the Executive shall not be reduced or offset by any payment or benefit that the Executive may receive from any other source.

            (d) Anything in this Agreement to the contrary notwithstanding (but subject to Section 20 hereof), in the event it shall be determined that any payment or distribution, or any acceleration thereof, by the Company or any member of the Company Affiliated Group (or any entity whose actions result in a change in the ownership, effective control or a change in the ownership of a substantial portion of the assets (as such terms are interpreted in the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")) of any member of the Company Affiliated Group) to or for the benefit of the Executive paid or payable, distributed or distributable or accelerated or subject to acceleration pursuant to the terms of this Agreement, but determined without regard to any additional payments required under this Section 6(d) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes imposed upon the Gross-Up Payment and any interest or penalties imposed

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with respect to such taxes, the Executive retains an amount of the Gross-Up
Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made; provided, that in the event that the Executive becomes subject to the Excise Tax by reason of any payment, vesting or distribution, or any acceleration thereof, arising by reason of any agreement, arrangement or understanding between the Executive and any member of the Company Affiliated Group other than this Agreement (whether alone or in connection with payments, distributions or accelerations under this Agreement), including, without limitation, in respect of equity granted by any member of the Company Affiliated Group to the Executive at any time following the date hereof, no Gross-Up Payment shall be payable under this Section 6(d). For purposes of determining the amount of the Gross-Up Payment (if any), the Executive shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income.

Subject to the succeeding provisions of Section 6(d), all determinations required to be made under this Section 6(d), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm that is retained by the Company as of the date immediately prior to the change in the ownership, effective control or a change in the ownership of a substantial portion of the assets of the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change, the Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder. The Gross-Up Payment under this Section 6(d) with respect to any Payment shall be made no later than thirty days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments are made by the Company which should not have been made ("Overpayment"),

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consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive to or for the benefit of the Company. The Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

      7. Executive Covenants.

            (a) Unauthorized Disclosure. The Executive agrees and understands that in the Executive's position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company Affiliated Group, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Affiliated Group and other forms of information considered by the Company Affiliated Group to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the "Confidential Information"). Notwithstanding the foregoing, Confidential Information shall not include any and all information readily available to the public (other than as a result of the Executive's unauthorized disclosure). The Executive agrees that at all times during the Executive's employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a "Person"), without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with the Executive's employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible so as to enable the Company to seek an appropriate protective order or confidential treatment. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive's employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive's employment with the Company or any member of the Company Affiliated Group, and any copies thereof in the Executive's (or capable of being reduced to the Executive's) possession.



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            (b) Non-Competition. By and in consideration of the Company's entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder, and in further consideration of the Executive's exposure to the Confidential Information of the Company Affiliated Group, the Executive agrees that the Executive shall not, during the Executive's employment with the Company (whether during the Employment Term or thereafter) and for a two-year period thereafter (the "Restriction Period"), directly or indirectly, be, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below), provided, however, that (A) any investments in the Executive's portfolio that are managed by a third party professional investment manager that is not affiliated with or related to the Executive (an "IM") shall not violate this Section 7(b) so long as the decisions to make such investments are made exclusively by the IM without any participation or direction by the Executive and the Executive is not in any way involved in the management or operation of the business conducted by such investment and does not otherwise provide any services or advice to the business or to the IM with respect to such investment (the "IM Exception"), provided that the IM Exception shall not apply to an investment managed or to be managed by an IM that, at the time such investment is made by the Executive, whether through a mutual fund, hedge fund, limited partnership, collective investment vehicle or otherwise (collectively, "Fund Investment"), directly or indirectly is an investment in a Restricted Enterprise and where, in the case of a Fund Investment, the Executive's interest in the investment is deemed to be more than three percent of the outstanding securities of any class of the issuer; and (B) any investment by Bridge Street Capital Fund I ("Bridge Street") in a Restricted Enterprise shall not violate this Section 7(b) if (i) the investment was initially identified by the Executive on behalf of Bridge Street, the Executive provides the Company a reasonable opportunity to make the investment, and the Company decides not to make the investment or (ii) the investment is one that was not initially identified by the Executive on behalf of Bridge Street and the Executive does not participate in managing or providing advisory services at any time with respect to such investment once made; and (C) in no event shall ownership of three percent or less of the outstanding securities of any class of any issuer the securities of which are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 7(b), so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this Section 7(b), an investment by the Executive in a Fund Investment shall be deemed to be an investment by the Executive in the securities or other property then held in such Fund Investment based on the Executive's proportionate interest in such Fund Investment. For purposes of this Section 7(b), "Restricted Enterprise" shall mean, at any given time during the Restriction Period, (x) if the Executive is then a stockholder of the Company, any Person whose engagement in the precision machining industry anywhere in the United States of America is a core business activity of such Person or any of such Person's affiliates and any Person that is a customer of any member of the Company Affiliated Group and the affiliates of such Person or (y) if the Executive is not then a stockholder of the Company, any Person that is engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) the precision machining industry anywhere in the United States of America and any Person that is a customer of any member of the Company Affiliated Group and the affiliates of such Person. During the two-year period following the

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termination of the Executive's employment with the Company, upon request of the
Company, the Executive shall notify the Company of the Executive's then-current employment status.

            (c) Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly, other than pursuant to general non-targeted advertisements, contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment, other than on behalf of the Company Affiliated Group, any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of any member of the Company Affiliated Group.

            (d) Non-Solicitation of Customers. During the Restriction Period, the Executive shall not, other than pursuant to general non-targeted advertisements, (i) contact, induce or solicit (or assist any Person to contact, induce or solicit) any Person which has a business relationship with any member of the Company Affiliated Group to terminate, curtail or otherwise limit such business relationship, or (ii) solicit, other than on behalf of the Company Affiliated Group, any Person that the Executive knows or should have known (x) is a current customer of any member of the Company Affiliated Group, (y) was, within twelve (12) months prior to the date of such solicitation, a customer of any member of the Company Affiliated Group or (z) is a Person with respect to which the Company or any member of the Company Affiliated Group has, within the twelve (12) months prior to the date of such solicitation, devoted more than de minimis resources in an effort to cause such Person to become a customer of any member of the Company Affiliated Group. Notwithstanding the foregoing provisions of this Section 7(d), it shall not be a violation of clause (ii) hereof for any solicitation to be made to any Person if such solicitation does not relate to any business (or potential business) such Person has with any member of the Company Affiliated Group.

            (e) Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 7(b) (other than the last sentence thereof), 7(c) or 7(d) hereof.

            (f) Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by the Executive, either alone or in conjunction with others, during the Executive's employment with the Company and related to the business or activities of any member of the Company Affiliated Group (the "Developments"). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. Section 101 et seq. that are owned ab initio by the Company or other members of the Company Affiliated Group (or both), the Executive assigns all of the Executive's right, title and interest in and to all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including, without limitation, the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C Section 101 et seq. are owned upon creation by the Company or other members of the Company Affiliated Group as the Executive's employers. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company Affiliated Group therein. These obligations shall continue beyond the end of the Executive's employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company and shall be binding upon the Executive's employers, assigns, executors, administrators and other legal representatives. In connection with the Executive's execution of this Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that the Executive holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Executive's signature on any document needed in connection with the actions described in this Section 7(f), the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive's agent and attorney in fact to act for and in the Executive's behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by the Executive.

            (g) Non-Disparagement. From and after the Termination Date, the Executive shall not make or publish any disparaging statements (whether written or oral) regarding any member of the Company Affiliated Group or the affiliates, directors, officers, employees or shareholders of any of them, and the Company shall not, and shall use reasonable efforts to cause its affiliates, directors, officers, employees or shareholders to not, make or publish any disparaging statements (whether written or oral) regarding the Executive.

            (h) Remedies. The Executive agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach, any threatened breach and any continued breach by the Executive and any and all Persons acting for or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return the Severance Payment to the Company. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the covenants contained in this Section 7 are reasonable and necessary to protect the businesses of the Company Affiliated Group because of the Executive's access to Confidential Information and the Executive's material participation in the operation of such businesses. The existence of any claim or cause of action by the Executive against any member of the Company Affiliated Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 7.

            8. Executive's Representation. The Executive represents to the Company that the Executive's execution and performance of this Agreement does not violate any agreement or obligation (whether or not written) that the Executive has with or to any person or entity including, without limitation, any prior employer.

            9. Non-Waiver of Rights. The failure of a party to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms.

            10. Taxes. Subject to Section 6(d) hereof, the Executive shall be solely responsible for taxes imposed on the Executive by reason of any compensation and benefits provided under this Agreement, and all such compensation and benefits shall be subject to applicable withholding taxes.

            11. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail, postage prepaid, return receipt requested or by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to:

                If to the Company:

                c/o Transportation Resource Partners, LP
                2555 Telegraph Road
                Bloomfield Hills, Michigan  43802
                Attn:  Rich Peters and Dave Mitchell
                Facsimile:  248.648.2105

                With a copy to:

                Donald P. Carleen, Esq.
                Fried, Frank, Harris, Shriver & Jacobson, LLP
                One New York Plaza
                New York, New York  10004
                Facsimile:  212.859.4000

                If to the Executive:

                John C. Kennedy
                c/o Autocam Corpration
                4070 East Paris Avenue S.E.
                Grand Rapids, Michigan  49512
                Facsimile: 616.698.6876

                With a copy to:

                L. Byron Vance, III
                Skadden, Arps, Slate, Meagher & Flom LLP
                333 West Wacker Drive
                Chicago, Illinois  60606
                Facsimile: 312.407.0411

            12. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company. For purposes of this Agreement, the term "Company Affiliated Group" shall be deemed to refer to each predecessor of, and successor to, each member of the Company Affiliated Group (by merger or otherwise), and the term "Board" shall be deemed to refer to the Board of Directors or similar body of such predecessor or successor.

            13. Entire Agreement. This Agreement, including the Exhibits hereto, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter, provided, that nothing herein shall be construed to enlarge or constrict any other rights that the Company or the Executive may have under any agreement between the parties hereto other than this Agreement.

            14. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement. If any of the covenants contained in Section 7 hereof should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

            15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without reference to the principles of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of Michigan (collectively, the "Selected Courts") for any action or proceeding relating to this Agreement, agrees not to commence any action or proceeding relating thereto except in the Selected Courts, and waives any forum or venue objections to the Selected Courts.


            16. Modifications. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto.

            17. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

            18. Legal Fees for Preparation and Negotiation of Agreements. The Company shall reimburse the Executive for fifty percent (50%) of the legal fees and expenses incurred by the Executive in connection with the negotiation and preparation of this Agreement and the Stockholders' Agreement, provided that such reimbursement shall not exceed $20,000 in total.

            19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

            20. Effectiveness. Notwithstanding anything in this Agreement to the contrary, the effectiveness of this Agreement is subject to the approval prior to the Effective Time of (i) all payments which may be made to the Executive hereunder that could be characterized as a "parachute payment" (as such term is interpreted in the regulations promulgated under Section 280G of the Code) in connection with the Merger and (ii) the forgiveness by the Company of all of the loans owing by the Executive under the Policies pursuant to Section 4(c) hereof, in each case by the affirmative vote of the holders of more than 75% of the voting stock of Titan in accordance with Section 280G of the Code and the final regulations promulgated thereunder, such that the payments may be made and the loans may be forgiven, collectively and in each case, without resulting in the application of an excise tax pursuant to Section 4999 of the Code (the "280G Approval"). In the event that the 280G Approval is not obtained prior to the Effective Time, this Agreement shall be null, void and of no effect ab initio, and neither the Executive nor any member of the Company Affiliated Group shall have any rights or obligations hereunder.

                            [signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has hereunto set the Executive's hand, effective as of the Effective Date.

                                               MICRON HOLDINGS, INC.

      /s/ John C. Kennedy                      /s/ David R. Mitchell
----------------------------------             --------------------------------

        John C. Kennedy                        By: David R. Mitchell
                                                  -----------------------------

                                               Title: Vice President
                                                     --------------------------

                                               AUTOCAM CORPORATION

                                               /s/ Warren A. Veltman
                                               --------------------------------

                                               By: Warren A. Veltman
                                                  -----------------------------

                                               Title: Chief Financial Officer
                                                     --------------------------

                                               TITAN HOLDINGS, INC.

                                               /s/ Warren A. Veltman
                                               --------------------------------

                                               By: Warren A. Veltman
                                                  -----------------------------

                                               Title: Chief Financial Officer
                                                     --------------------------

                                    EXHIBIT A

Emerald Spa Corporation & affiliates
Emerald Graphics Corporation & affiliates
Bridge Street Capital Fund I and all portfolio companies

                                    EXHIBIT B

Massachusetts Mutual Life Insurance Company policy # 4400303

Northwestern Mutual Life Insurance Company policy # 11199261

Northwestern Mutual Life Insurance Company policy # 11466899

Northwestern Mutual Life Insurance Company policy # 11467109

                                    EXHIBIT C

                                 GENERAL RELEASE

1.    General Release.

      In consideration of the payments and benefits (the "Severance Payments") to be received by John C. Kennedy (the "Executive") pursuant to the Employment Agreement to which he, Micron Holdings, Inc., Autocam Corporation ("Autocam"), and Titan Holdings Inc. are parties, dated as of June 21, 2004 (the "Employment Agreement"), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Micron Holdings, Inc. (the "Company") and each of its subsidiaries and affiliates (collectively, the "Company Affiliated Group"), their present and former officers, directors, shareholders, executives, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the "Company Released Parties"), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive's service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 ("Title VII"), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act ("ADA"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Age Discrimination in Employment Act ("ADEA") and any similar or analogous state or local statute, excepting only:

      (A)   rights of the Executive under (i) this Release of Claims, (ii)
            Section 6 of the Employment Agreement, (iii) the Stockholders' Agreement by and among the Company, the Executive, the GSCP Parties (as defined therein) and the TRP Parties (as defined therein), dated as of June 21, 2004, (iv) the Registration Rights Agreement by and among the Company, the Executive, the GSCP Parties (as defined therein) and the TRP Parties (as defined therein), dated as of June 21, 2004, and (v) the Management Services Agreement by and among the Executive, Autocam, Goldman

            Sachs & Co. and Transportation Resource Advisors, LLC, dated as of June 21, 2004;

      (B)   rights of the Executive as a stockholder of the Company;

      (C) the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

      (D) rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party or (iii) as an insured under any director's and officer's liability insurance policy now or previously in force;

      (E) claims (i) for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group and (ii) for earned but unused vacation pay through the Termination Date in accordance with applicable policy of the Company Affiliated Group; and

      (F) claims for the reimbursement of unreimbursed business expenses incurred prior to the Termination Date pursuant to applicable policy of the Company Affiliated Group.

2. No Admissions. The Executive acknowledges and agrees that this General Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3. Application to All Forms of Relief. This General Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney's fees and expenses.

4. Specific Waiver. The Executive specifically acknowledges that his acceptance of the terms of this General Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5. Payment of Severance Payments. The Executive shall have a period of 21 days following the Termination Date to consider whether to execute this General Release. If the Executive accepts the terms hereof and executes this General Release prior to the expiration of such 21-day period, he may thereafter, for a period of 7 days following (and not including) the date of execution, revoke this General Release. If no such revocation occurs, this General Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed.

6. No Complaints or Other Claims. The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

7. Effect of Invalidity of Release. In addition to any other remedy available to the Company hereunder, in the event that this General Release becomes null and void or is otherwise determined not to be enforceable by the Company for any reason, then (i) the Company shall cease to have any obligation to pay any unpaid portion of the Severance Payments and (ii) the Executive shall promptly repay to the Company any portion of the Severance Payments that has been paid to him.

8. Return of Property and Information. The Executive agrees to return to the Company all documents, files, and other property and information of any kind belonging to any member of the Company Affiliated Group not later than the Termination Date.

9. Governing Law. Except for issues or matters as to which federal law is applicable, this General Release shall be governed by and construed and enforced in accordance with the laws of the State of Michigan without giving effect to the conflicts of law principles thereof.

                            [signature page follows]

      IN WITNESS WHEREOF, this General Release has been signed by or on behalf of each of the parties.

                                               MICRON HOLDINGS, INC.

                                               ________________________________

_______________________________                By: ____________________________
John C. Kennedy

                                               Its: ___________________________

Dated:_________________________

                                               Dated: _________________________

                                               AUTOCAM CORPORATION

                                               ________________________________

                                               By: ____________________________

                                               Its: ___________________________

                                               Dated: _________________________

                                               TITAN HOLDINGS, INC.

                                               By: ____________________________

                                               Its: ___________________________
                                               Dated: _________________________